Exhibit (p)(2)

Code of Ethics Policy

BlueBay Asset Management LLP

April 2012

Exhibit (p)(2)

Introduction

This Code of Ethics sets forth the policies and procedures of BlueBay Asset Management LLP (“BlueBay”) regarding business ethics, conflicts of interest and personal account dealing. Partners and Employees, both inside and outside BlueBay, must recognise that BlueBay’s clients always come first and must avoid any abuse of his or her position of trust and responsibility. Everyone is expected to adhere to the highest standards of professional and ethical conduct and must avoid any situation that may give rise to an actual or potential conflict of interest, or the appearance of a conflict, with a client’s interests.

Regulators have also made it clear that firms which demonstrate ethical behaviour will enjoy a better regulatory relationship. It is critical that you follow not only the letter of the law, but also the spirit of the law. In the absence of a specific regulation, staff should always act ethically and in accordance with BlueBay’s Code of Ethics and also the Code of Conduct of RBC. All Partners and Employees are required to report any violations of the BlueBay Code of Ethics promptly to the Compliance Officer.

Failure to comply with these policies and procedures may subject you to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, you may lose certain benefits from BlueBay and/or under applicable unemployment insurance laws. BlueBay will investigate any matter for which the facts suggest that the Code of Ethics may have been violated.

The reputation of BlueBay is critical to ensure the confidence of its clients.

Code of Ethics Policy	Copyright April 2012 © BlueBay Asset Management LLP. All rights reserved.	2

Exhibit (p)(2)

Code of Ethics

BlueBay’s Code of Ethics requires you to:

•	act with integrity, competence, diligence, respect and in an ethical manner with clients/investors, prospective clients/investors, and all other persons with whom you deal in the course of your business activities;

•	place the interests of clients/investors above your own personal interests;

•	use reasonable care and exercise independent and objective professional judgement when carrying out your duties for clients/investors, and prospective clients/investors, and with persons with whom you interact in the course of carrying out your duties;

•	promote the integrity of and uphold the laws and rules governing capital markets and the investment management profession;

•	maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals with whom you interact; and

•	ensure that all verbal and written communication, including Bloomberg messages, Bloomberg instant messages, and email messages, are professional and do not include any material that could be regarded as inappropriate or offensive.

Partners and Employees are reminded that all Bloomberg messages, Bloomberg instant messages, and email messages received and sent, including those deleted, are permanently stored in archive systems that can be accessed at the request of a regulator.

Compliance with RBC Code of Conduct

The RBC Code of Conduct is based on eight key principles which are as follows:

Principle 1: Upholding the Law

Every RBC company, Partner and employee will, at all times, abide by the law and respect its intent in the best interests of our clients, employees and shareholders.

Principle 2: Confidentiality

Clients, Partners and employees have a right to privacy and to the security of their personal information. RBC companies, Partners and employees will respect and preserve this right.

Principle 3: Fairness

In all our dealings, we strive to treat people fairly, carefully weighing our responsibilities to all stakeholders. Business relationships -- whether cooperative or competitive -- will be pursued freely, fairly and openly.

Principle 4: Corporate Responsibility

It is our duty as a corporate citizen to add value to society while earning a profit for our shareholders. RBC companies take responsibility for the effects of their actions, both social and economic

Principle 5: Honoring Our Trust In You

The funds, property, information and services entrusted to our care belong to RBC companies and their clients alone. Using these assets carelessly, inappropriately, or for personal gain is a violation of this trust.

Principle 6: Objectivity

The judgments we make as employees will be independent of personal interests arising from other business dealings or obligations created by social relationships or personal favours.

Principle 7: Integrity

Our word is our bond. As representatives of RBC companies, we tell the truth in all our communications and do not mislead by commission or omission.

Principle 8: Individual Responsibility

As responsible women and men, we treat each other with respect. Our working relationships are based on candor, openness and our commitment to empower others rather than to exploit them.

The full RBC Code of Conduct is available on the BlueBay intranet via the HR site.

Code of Ethics Policy	Copyright April 2012 © BlueBay Asset Management LLP. All rights reserved.	3

Exhibit (p)(2)

Compliance with laws, rules and regulations

BlueBay expects you to comply with all laws, rules and regulations applicable to its business. The policies and procedures included in this Code of Ethics as well as BlueBay’s Compliance Policies and Procedures Manual are designed to promote compliance with specific laws and regulations.

You must not engage in any professional conduct involving dishonesty, bribery, fraud, or deceit or commit any act that reflects adversely on the professional reputation, integrity or competence of BlueBay. If you have any concerns that any such acts are proposed or have occurred then you should contact Compliance immediately.

Each employee is required to comply with all applicable laws of the jurisdiction to which the Employee or Partner is subject, including but not limited to UK Financial Services Authority (“FSA”) Principles; The Markets in Financial Instruments Directive (“MIFID”); the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any aforementioned regulations.

Independence and objectivity

You must use reasonable care and judgement to achieve and maintain independence and objectivity in your activities. You must not offer, solicit or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise your own or another’s independence and objectivity.

Conflicts of interest

BlueBay is an investment firm which is authorised and regulated by the FSA. Principle 8 of the FSA Rules requires a firm to manage conflicts of interest arising in the course of its business (“Conflicts”). In, addition, as sub-advisor to investment companies, BlueBay’s Conflicts of Interest Policy addresses requirements of Rule 17j-1 under the Investment Company Act of 1940.

BlueBay has established and implemented the Conflicts of Interest Policy which sets out the most important and/or relevant aspects of the arrangements which BlueBay has put in place to manage potential conflicting interests.

Corporate opportunities

You must not take for yourself personally opportunities that are discovered through the use of your position with BlueBay, except with the approval of a member of the BlueBay Management Committee or the Compliance Officer. You owe a duty to BlueBay to advance BlueBay’s legitimate interest when the opportunity to do so arises.

Personal account dealing

You may, from time to time, hold positions in securities held by or traded for clients/investors. No personal account trade should be executed unless it is in accordance with the Personal Account Dealing Policy. The objective of this policy is to minimise the risk of a conflict of interest arising between the interests of individuals and clients/investors in the execution of trade orders.

Business gifts and entertainment

Business gifts and entertainment are provided in a commercial setting to create goodwill and sound working relationships, not to gain unfair advantage. You must never offer, give, provide or accept a gift or entertainment in connection with BlueBay’s business unless it is in accordance with the Gifts and Entertainment policy. The objective of this policy is to minimise the risk of conflict of interest between the interests of you and clients/investors or other third parties such as suppliers.

Political Contributions

Contributions by BlueBay and/or you to politically connected individuals/entities that may have the ability, in some way, to direct prospective clients/investors to BlueBay, or to influence clients/investors of BlueBay, are strictly prohibited.

If you are considering making a political contribution, directly or indirectly, to any state or local government entity, official, candidate, political party, or political action committee in the United States, you must seek pre-clearance from the Compliance Officer.* BlueBay is subject to Rule 206(4)-5 under the Advisers Act also known as “Pay-to-Play” rule which narrowly limits political contributions by investment advisers and their employees to public pension funds and other government entities.

You cannot hold a public office if it in any way conflicts with BlueBay’s business.

Code of Ethics Policy	Copyright April 2012 © BlueBay Asset Management LLP. All rights reserved.	4

Exhibit (p)(2)

Charitable Donations

Donations to charities by Partners or employees who are in the position to solicit business on behalf of Bluebay and/or by BlueBay with the intention of influencing such charities to become clients is prohibited. In the instance that you wish to make a contribution to a charity in the United States, you should seek pre-clearance from the Compliance Officer.

Confidentiality

You will exercise care in maintaining the confidentiality of any confidential information regarding BlueBay or its clients/investors, except when disclosure is authorised or legally mandated. You should consult with Compliance if you believe you have a legal obligation to disclose confidential information.

Confidential information includes non-public information that may be helpful to competitors, or otherwise harmful to BlueBay or its clients/investors, and information regarding the portfolio holdings of clients/investors. The obligation to preserve confidentiality continues after your association with BlueBay ends.

Details of information that may or may not be provided to different parties is given in the Disclosure of Information Policy.

Fair dealing

You should endeavour to deal fairly with clients/investors, service providers and competitors, and must not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by you to rely on you to disclose the facts truthfully, or improper and unfair dealing. You must not knowingly make any misrepresentation relating to business activities.

Protection and proper use of BlueBay assets

You should endeavour to protect the assets of BlueBay and its clients/investors and pursue their efficient investment in accordance with BlueBay’s business purposes.

The obligation to protect the assets of BlueBay extends to its proprietary information including intellectual property such as trademarks and copyrights, as well as business plans, marketing plans, database, records, and unpublished financial data and reports.

Insider dealing

You should pay particular attention to potential violations of Insider Dealing laws and regulations. Insider dealing is both unethical and illegal and will be dealt with decisively.

You must familiarise yourself with the policy on Market Abuse, Insider Dealing and Loan Trading.

Outside Business and Not-for Profit Activities

You are covered by the pre-clearance and reporting requirements for certain business and not-for-profit activities undertaken outside employment with BlueBay (“Outside Activities”).

Your Outside Activities must not reflect adversely on BlueBay, give rise to an actual or apparent conflict of interest, compromise your duties to BlueBay, or restrict BlueBay’s business activities.

Coverage of business activities

The pre-clearance and reporting requirements apply to any outside business activity for which you will be paid and, whether or not you will be paid, any affiliation with any business (other than BlueBay) as a director, officer, advisory board member, general partner, owner, consultant, holder of equity interests or holder of any similar position. This will include, but not be limited to, the following examples:

•	accepting a position as a director in an industry-related organisation such as a self-regulatory organisation, an exchange, clearing house or trade association;

•	seeking political office, holding elected or appointed political posts, serving on a public or municipal board or similar public body, or serving as an officer of a political campaign committee, in any jurisdiction; and

•	serving as a pension trustee or on the pension committee of a company.

The pre-clearance and reporting requirements do not apply to:

•	activities undertaken at the request of BlueBay in the normal course of a business in which BlueBay is routinely engaged, such as serving as director on the board of companies in which BlueBay is or may be invested. In these cases BlueBay will consider any conflicts of interest raised by the appointment before it is confirmed;

Code of Ethics Policy	Copyright April 2012 © BlueBay Asset Management LLP. All rights reserved.	5

Exhibit (p)(2)

•	acting as member of creditors, restructuring, steering or other similar committees associated with companies in which BlueBay is or may be invested;

•	an affiliation with a trade association, professional association, or other such organization related to your position at BlueBay;

•	positions with boards, associations and similar entities of which the sole business is to hold title to and/or manage real property in which you can or do reside; or

•	positions within holding companies, trusts or other non-operating entities established solely for the purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments.

Coverage of not-for-profit activities

Generally pre-clearance and reporting is not required for not-for-profit activities. Pre-clearance and reporting is required if:

•	the not-for-profit entity is a client of the firm;

•	you have been requested to serve in the not-for-profit capacity by a client or supplier of BlueBay; or

•	your service would otherwise present a conflict of interest or the appearance of a conflict of interest.

Pre-clearance of Outside Activities

Prior to taking up an Outside Activity you must obtain pre-clearance from Compliance, who will discuss with BlueBay Management Committee whether the Outside Activity is appropriate, taking into account whether the Outside Activity will:

•	pose a conflict of interest or a reputation risk for BlueBay;

•	present a substantial risk of confusing clients or the public as to the capacity in which an employee is acting;

•	inappropriately influence an employee’s business dealings or otherwise create a conflict vis-à-vis the interests of BlueBay or its clients;

•	involve a substantial time commitment so as to detract from an employee’s ability to perform his or her job responsibilities at BlueBay;

•	involve use of BlueBay client or proprietary information, or BlueBay’s premises or facilities; or

•	create a legal or regulatory risk for BlueBay.

In general, Partners and employees will not be given approval to work for or serve as a director or officer of or adviser to a competitor of BlueBay. Competitors include unrelated financial services companies of any kind, and others engaged in any business BlueBay is involved in, such as asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, securities brokers, dealers, and underwriters.

The Request for Pre-Clearance of Outside Activity Form must be emailed to Compliance.

Reporting of Outside Activities

On joining BlueBay you are required to disclose details of all Outside Activities using the Initial Disclosure of Outside Activities Form. This form must be completed and returned to Compliance within 10 business days of joining BlueBay.

On an annual basis you are required to provide a complete list of Outside Activities as at 31 December in the Annual Disclosure of Outside Activities Form.

You are responsible for ensuring that the information provided to Compliance regarding their Outside Activities remains current and accurate. Specifically, you are responsible for notifying the compliance team of any material changes to Outside Activities.

BlueBay may in its sole discretion withdraw approval for an Outside Activity at any time.

Compliance use of information

All information provided to Compliance will be held on file and treated in strict confidence. Access to the information will be restricted to Compliance, the BlueBay LLP Board of Directors and the BlueBay Management Committee, but may also be disclosed to regulators if required by law, and to consultants, such as suppliers of internal audit services.

Code of Ethics Policy	Copyright April 2012 © BlueBay Asset Management LLP. All rights reserved.	6